Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Subject to Completion Preliminary Pricing Supplement dated May 31, 2012	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SuperTrack Notes due June 19, 2013 Linked to the Performance of the U.S. Dollar per Euro Exchange Rate

The return on the Notes at maturity is linked to the bearish performance of the euro relative to the U.S. dollar and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. The Notes allow investors to participate on a leveraged basis in decreases (if any) in the EURUSD Exchange Rate (the “Reference Asset”) from the Initial Rate, subject to the Maximum Return. If the Final Rate of the Reference Asset is less than the Initial Rate, investors will receive at maturity (subject to issuer credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return on the Notes. If the Reference Asset increases from the pricing date to the final valuation date, which would reflect a depreciation of the U.S. dollar relative to the euro, your investment will be fully exposed to the depreciation of the U.S. dollar relative to the euro, and you may lose up to 100% of your investment in the Notes.

Terms and Conditions

Issuer Barclays Bank PLC

Pricing Date June 8, 2012

Issue Date June 13, 2012

Final Valuation Date* June 14, 2013

Maturity Date* June 19, 2013

Reference Asset The USD per EUR exchange rate (the “EURUSD exchange rate”), determined by the Calculation Agent with reference to the USD per EUR exchange rate appearing on Bloomberg screen WMCO1 at approximately 4:00 p.m., London time

Denominations $1,000 and integral multiples of $1,000 in excess thereof

Maximum Return [12.00%—16.00%]**

Upside Leverage Factor 2.00

Reference Asset Return Initial Rate – Final Rate Initial Rate

Initial Rate EURUSD rate on the Initial Valuation Date, determined as described under “Reference Asset”

Final Rate EURUSD rate on the Final Valuation Date, determined as described under “Reference Asset”

CUSIP 06738K6R7

ISIN US06738K6R77

* Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement.

** The actual Maximum Return will be set on the Pricing Date and will not be less than 12.00%.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Payoff Diagram

The blue solid line in the graph above represents the return on investment of the Notes, while the orange dotted line represents the return on a direct investment in the Reference Asset.

Hypothetical Examples (per $1,000 principal amount Note)***

Reference Asset Return Payment at Maturity Total Return Reference Asset Return Payment at Maturity Total Return

70.00% $1,120.00 12.00% -10.00% $900.00 -10.00%

60.00% $1,120.00 12.00% -20.00% $800.00 -20.00%

50.00% $1,120.00 12.00% -30.00% $700.00 -30.00%

40.00% $1,120.00 12.00% -40.00% $600.00 -40.00%

30.00% $1,120.00 12.00% -50.00% $500.00 -50.00%

20.00% $1,120.00 12.00% -60.00% $400.00 -60.00%

10.00% $1,120.00 12.00% -70.00% $300.00 -70.00%

5.00% $1,100.00 10.00% -80.00% $200.00 -80.00%

0.00% $1,000.00 0.00% -90.00% $100.00 -90.00%

-5.00% $950.00 -5.00% -100.00% $0.00 -100.00%

*** These hypothetical examples assume a Maximum Return of 12.00% and are based on a number of other assumptions, as set forth on page PPS-3 of this preliminary pricing supplement. These examples are included for illustrative purposes only.

$ Notes due June 19, 2013 Linked to the Performance of the U.S. Dollar per Euro Exchange Rate Global Medium-Term Notes, Series A, No. F-213

General

•	Senior unsecured obligations of Barclays Bank PLC maturing June 19, 2013†.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about June 8, 2012†† (the “pricing date”) and are expected to issue on or about June 13, 2012†† (the “issue date”).

Key Terms	Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issue Size:	[—]

Issuer:	Barclays Bank PLC

Reference Asset:	The U.S. dollar per euro exchange rate (the “EURUSD exchange rate”), determined by the Calculation Agent with reference to the U.S. dollar per euro exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date.

Maximum Return:	[12% - 16%] The actual Maximum Return on the Notes will be set on the pricing date and will not be less than 12%.

Upside Leverage Factor:	2

Payment at Maturity:

If the Reference Asset Return is greater than 0%, you will receive at maturity a cash payment equal to the sum of (i) the principal amount of your Notes and (ii) the product of (a) 100% of your principal amount, (b) the Reference Asset Return, and (c) the Upside Leverage Factor, subject to the Maximum Return on the Notes. For example, assuming a Maximum Return of 12.00%, if the Reference Asset Return is 6.00% or more, you will receive the maximum payment of $1,120.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Reference Asset Return is greater than 0%, your payment at maturity per $1,000 principal amount Note would be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

If the Reference Asset Return is equal to or less than 0%, you will receive at maturity a cash payment equal to the sum of (i) the principal amount of your Notes and (ii) the product of (a) 100% of your principal amount and (b) the Reference Asset Return, calculated as follows per $1,000 principal amount Note:

$1,000 + [$1,000 × Reference Asset Return]

If the U.S. dollar weakens relative to the euro over the term of the Notes, you will lose some or all of your initial investment.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the reference asset from the Initial Rate to the Final Rate, calculated as follows: Initial Rate – Final Rate Initial Rate

Initial Rate:	[—], which is the EURUSD exchange rate on the pricing date, determined as described under “Reference Asset” above.

Final Rate:	The EURUSD exchange rate on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	June 14, 2013†

Maturity Date:	June 19, 2013†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K6R7/US06738K6R77

†

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

††	Expected. In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commission[1]	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an Initial Rate of 6.3078 and the Final Rates as set forth below. The actual Initial Rate will be determined on the pricing date, and the actual Final Rate will be determined on the final valuation date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.

Final Rate	Reference Asset Return	Payment at Maturity	Total Return on Notes
0.9399	25.00%	$1,120.00	12.00%
1.0026	20.00%	$1,120.00	12.00%
1.1279	10.00%	$1,120.00	12.00%
1.1905	5.00%	$1,100.00	10.00%
1.2219	2.50%	$1,050.00	5.00%
1.2532	0.00%	$1,000.00	0.00%
1.3159	-5.00%	$950.00	-5.00%
1.3785	-10.00%	$900.00	-10.00%
1.5038	-20.00%	$800.00	-20.00%
1.6292	-30.00%	$700.00	-30.00%
1.7545	-40.00%	$600.00	-40.00%
1.8798	-50.00%	$500.00	-50.00%
2.0051	-60.00%	$400.00	-60.00%
2.1304	-70.00%	$300.00	-70.00%
2.2558	-80.00%	$200.00	-80.00%
2.3811	-90.00%	$100.00	-90.00%
2.5064	-100.00%	$0.00	-100.00%

[1]	The Final Rate will be the EURUSD exchange rate on the final valuation date as described under “Reference Asset” in this preliminary pricing supplement.

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The reference asset decreases from an Initial Rate of 1.2532 to a Final Rate of 1.1905, resulting in a Reference Asset Return of 5.00%.

Because the Reference Asset Return of 5.00% is greater than 0%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 2] = $1,100.00

Example 2: The reference asset decreases from an Initial Rate of 1.2532 to a Final Rate of 1.0026, resulting in a Reference Asset Return of 20.00%.

Because the Reference Asset Return of 20.00% greater than 0% but, when multiplied by the Upside Leverage Factor, exceeds the maximum return, the investor receives a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 12%] = $1,120.00

Example 3: The reference asset increases from an Initial Rate of 1.2532 to a Final Rate of 1.8798, resulting in a Reference Asset Return of -50.00%.

Because the Reference Asset Return of -50.00% is equal to or less than 0%, the investor receives a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, and the determination of the EURUSD exchange rate, are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

PPS–3

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the

PPS–4

possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the bullish performance of the U.S. dollar relative to the euro and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the EURUSD exchange rate increases from the pricing date to the final valuation date, which would reflect a depreciation of the U.S. dollar relative to the euro, your investment will be fully exposed to the depreciation of the U.S. dollar relative to the euro, and you may lose up to 100% of your investment in the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying

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prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. Additionally, the discussion of federal income taxes in this preliminary pricing supplement provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract with respect to the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this preliminary pricing supplement and consult your tax advisor with any questions.

•

Investing in the Notes is Not Equivalent to Investing Directly in the U.S. dollar or the Euro—You may receive a lower payment at maturity than you would have received if you had invested directly in the U.S. dollar or the euro. Additionally, the payment at maturity is based on the Reference Asset Return, which is based solely on the stated formula set forth above and not on any other formula that could be used to calculate currency returns.

•

Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•

The Payment on Your Notes is Not Based on the EURUSD Exchange Rate at Any Time Other than the Final Valuation Date—The Reference Asset Return will be based solely on the EURUSD exchange rate as of the final valuation date relative to EURUSD exchange rate as of the pricing date (subject to adjustments as described in the prospectus supplement). Therefore, if the value of the U.S. dollar relative to the euro drops precipitously on the final valuation date, the payment on the Notes may be significantly less than it would otherwise have been had the payment been linked to the EURUSD exchange rate at a time prior to such drop. Although the value of the U.S. dollar relative to the euro on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the EURUSD currency exchange rate at any time other than the final valuation date.

•

Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil —In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the U.S. dollar relative to the euro. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the EURUSD exchange rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the EURUSD exchange rate;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally and in the markets of the U.S. dollar and the euro;

•	a variety of economic, financial, political, regulatory or judicial events including those affecting the eurozone economy, in general, and the fluctuations of euro, in particular; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the reference asset from January 2, 2001 through May 24, 2012 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On May 24, 2012, such closing spot exchange rate of EURUSD was 1.2532.

We obtained the information below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the reference asset should not be taken as an indication of future

PPS–6

performance, and no assurance can be given as to the EURUSD exchange rate on any day during the term of the Notes, including the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–7